SUBSCRIPTION AGREEMENT

Panex Resources Inc.
30 Ledgar Road
Balcatta, Western Australia
6021

Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the “Purchaser”) is purchasing                shares of common stock (the “Shares”) in the capital of Panex Resources Inc. (the “Company”) at a price of $0.08 per Share (the “Subscription Price”) pursuant to the offering in the Company’s current Form S-1, a copy of which the Purchaser acknowledges receiving from the Company.

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below.  The Purchaser further confirms that Klaus Eckhof solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Mr. Eckhof.

Calculation of Subscription

        X US$0.08         =                  US$
Number of Shares Purchased                                                                                                Total Subscription Price

Form of Payment:  Cash:                                                     Check:                               Other:

Make check payable to:   Panex Resources Inc.

Please ensure funds are in US Dollars

Dated:

Signature of Purchaser
Instructions for issuance of shares:

Name of Purchaser

Address of Purchaser

Panex Resources Inc.

By:

Title: